Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Omega Flex, Inc. of our reports dated March 11, 2019, relating to the consolidated financial statements of Omega Flex, Inc. and the effectiveness of internal control over financial reporting of Omega Flex, Inc., appearing in the Annual Report on Form 10-K of Omega Flex, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP
Blue Bell, Pennsylvania
May 24, 2019